Exhibit 8.01
Curtis, Mallet-Prevost, Colt & Mosle llp

Attorneys and Counsellors at Law
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October 25, 2006
Flextronics International Ltd.
One Marina Boulevard
#28-00 Singapore 018989

Re:	Tax Opinion for S-4
Ladies and Gentlemen:
          We have acted as counsel to Flextronics International Ltd., a Singapore corporation (“Parent”), in connection with the preparation of a Registration Statement on Form S-4 (File No. 333-137749) filed with the Securities and Exchange Commission (the “Commission”) on October 2, 2006, as amended through the date hereof (the “Registration Statement”), with respect to the Agreement and Plan of Merger dated as of September 4, 2006 (the “Agreement”), by and among Parent, Granite Acquisition Corp., a Delaware corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub”), and International DisplayWorks, Inc., a Delaware corporation (the “Company”). All capitalized terms used herein, but not defined herein, shall have the meanings ascribed to them in the Agreement.
          In rendering the opinion set forth herein, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of (i) the Agreement, (ii) the Registration Statement, and (iii) such other documents, certificates, and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein. We have assumed that the Merger will be consummated in accordance with the Agreement.
          For purposes of our opinion, we have assumed the legal capacity of all persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, electronic, or photostatic copies, and the authenticity of the originals of such latter documents. We have assumed that the Agreement and such other documents, certificates, and records are duly authorized, valid, and enforceable.
          In rendering our opinion, we have relied upon statements and representations of officers and other representatives of Parent, Merger Sub, and the Company, and we have assumed that such statements and representations are and will continue to be correct without regard to any qualification as to knowledge or belief. In addition, we have assumed the representations and statements in the representation letters to be provided to us by Parent and the Company are, and at the Effective Time will be, correct without regard to any qualification as to knowledge or belief.
          Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service, and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or differing interpretations (possibly with retroactive effect). A change in the authorities upon which our opinion is based could affect the conclusions expressed herein. There can be no assurance, moreover, that our opinion will be accepted by the Internal Revenue Service or, if challenged, by a court.
          Based on and subject to the foregoing, we are of the opinion that under current United States federal income tax law, although the discussion set forth in the Registration Statement under the caption “Material United States Federal Income Tax Consequences of the Merger” does not purport to summarize all possible United States federal income tax consequences of the Merger applicable to a holder of shares of Company common stock that receives Parent ordinary shares in the Merger, such discussion, to the extent it reflects statements of law or legal conclusions, constitutes in all material respects a fair and accurate summary of the United States federal income tax consequences that are anticipated to be material to a holder of shares of Company common stock that receives Parent ordinary shares in the Merger.
          Except as set forth above, we express no other opinion. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof.
          We hereby consent to the filing of this opinion as Exhibit 8.01 to the Registration Statement. We also consent to the use of our name under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,
/s/ Curtis, Mallet-Prevost, Colt & Mosle LLP

Curtis, Mallet-Prevost, Colt & Mosle LLP